                                                            Exhibit 11.1

                                       COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months Ended              Nine Months Ended
                                                             September 30,                  September 30,
                                                      -------------------------      ---------------------------
                                                         2002           2001             2002           2001
                                                      -----------   -----------      -----------     -----------
                                                           (In thousands, except share and per share data)

Average common shares outstanding...........           15,881,743     8,955,753       15,653,136      $8,910,966
Average common stock equivalents of
  options outstanding - based on the
  treasury stock method using market price..              372,428       186,028          353,046          91,211
                                                      -----------    ----------      -----------      ----------
Average diluted common shares
  outstanding...............................           16,254,171     9,141,781       16,006,182       9,002,177
                                                      ===========    ==========      ===========      ==========

Net income..................................          $     5,333    $    2,897      $    15,679      $    8,262

Basic earnings per common share.............                 0.33          0.32             1.00            0.93

Diluted earnings per common share...........                 0.33          0.32             0.98            0.92

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